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VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made as of this 10th day of December,, 2008, by and among Remedent, Inc., a Nevada corporation (“Remedent”), and Robin List (“List”), Mr. List and Remedent are shareholders of Remedent OTC BV, a company formed under the laws of Belgium (the “Company”). Remedent and Mr. List are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, pursuant to the terms of a certain Investment and Shareholders’ Agreement entered into by the Company, Remedent, Concordia Fund BV (“Concordia”), Sylphar Holding BV (“Sylphar”), and the Existing OTC Subsidiaries (as defined therein) and Mr. List (“ISA Agreement”), Concordia has agreed to purchase twelve and a half percent (12.5%) of the share capital of Sylphar owned by the Company for cash consideration in the sum of one million euros (EUR 1,000,000) (the “Purchase Price”);

WHEREAS, Remedent has contributed its ownership interest in its subsidiaries pursuant to a Deed of Contribution and pursuant to such agreement, the Company has agreed to pay Remedent Euros 1,000,160 (the “Debt”), and the Parties desire that such Debt be repaid immediately out of the Purchase Price received by the Company;

WHEREAS, Remedent and Mr. List are each shareholders of fifty percent (50%) of the Company’s issued and outstanding share capital; and

WHEREAS, the Parties wish to enter into this Agreement to reflect their mutual understanding as to (a) how the Company’s Managers (the “Managers”), comprising of three (3) individuals, will be determined, and (b) the repayment of the Debt to Remedent.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

AGREEMENT

1.         Shares Subject to Agreement. The Parties each agree to hold all of their respective share capital of the Company (the “Voting Shares”) subject to, and to vote the Voting Shares in accordance with the provisions of this Agreement.

2.         Obligations to Vote Voting Shares for Specific Nominees. To the extent the Company has set the number of Managers at three (3) and there has been no Triggering Event (as such term is defined herein), the Parties agree to vote all of the Voting Shares held by them for or in favor of: (a) the two (2) representatives designated by Remedent to hold the position of Managers of the Company, with such individuals being Guy De Vreese and Fred Kolsteeg (“Initial Remedent Managers”), and (b) one (1) representative designated by Mr. List, with such individual being Robin List, as one of the Managers of the Company. The Parties hereby agree that if either of the Initial Remedent Managers resign or otherwise vacate his position as a Manager, such vacancy shall be filled by Stephen Ross.

                   However, in the event of a Triggering Event, the Parties agree to vote all of the Voting Shares held by them for or in favor of (A) the two (2) representatives designated by Mr. List, with one of the representatives being Mr. List, as Managers of the Company, and (B) one (1) representative designated by Remedent to hold the position of Manager of the Company.

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                      For purposes of this Agreement, the term “Triggering Event” shall be defined as or shall mean an event involving one transaction or a series of related transactions in which:

(i)

Remedent issues securities representing more than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors of Remedent to any individual, firm, partnership, or other entity, including a "group" within the meaning of Section 13(d)(3) of the Exchange Act;

(ii)	Mr. De Vreese or Mr. Kolsteeg is no longer a director of Remedent;
(iii)	Mr. De Vreese and Mr. Kolsteeg resign or otherwise vacate their positions as Managers of the Company;
(iv)

Remedent issues securities representing more than fifty percent (50%) of its voting stock of Remedent in connection with a merger, consolidation or other business combination (other than for purposes of reincorporation);

(v)	Remedent is acquired in a merger or other business combination transaction in which Remedent is not the surviving corporation (other than a reincorporation);
(vi)	more than fifty percent (50%) of the Remedent’s voting stock, consolidated assets or earning power are sold or transferred;
(vii)

the Board of Remedent determines, in its reasonable discretion, that there has been a change in control of Remedent provided, however, that clauses (iv), (v) and (vi), above, will constitute a “Triggering Event” only if all or substantially all of the individuals and entities who were the beneficial owners of voting stock of Remedent immediately prior to such merger, consolidation or other business combination or sale or transfer of earning power or assets (each, a “Business Combination”) beneficially own less than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Remedent or all or substantially all of Remedent’s earning power or assets either directly or through one or more subsidiaries); or

(viii)	September 30, 2011.

3.         Repayment of Debt to Remedent. The Parties agree to take all actions or cause actions to be taken to repay the Debt owed to Remedent as soon as possible with the funds the Company receives from Concordia for the Purchase Price.

4.         Removal. The Parties agree to vote all of the Voting Shares held by them for the removal of any Manager upon (a) instructions from Remedent with respect to any Managers designated by Remedent under Section 2 above, and (b) instructions from Mr. List with respect to the Manager designated by Mr. List under Section 2 above.

5.         Further Assurances. Remedent and Mr. List agree to execute any and all documents, consents and instruments and to take all actions and to do all things necessary or appropriate to effectuate the purpose and intent of this Agreement.

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6.         Term, Termination and Amendment. The term of this Agreement shall extend from the date hereof until the termination hereof by the mutual written agreement of the Parties. The obligations contained in this Agreement may be amended only with the written consent of the Parties.

7.	Successors in Interest.

(a)       The provisions of this Agreement shall be binding upon the successors in interest to any of the Voting Shares. The Company shall not permit the transfer of any of the Voting Shares on its books or issue a new certificate representing any of the Voting Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were Remedent or Mr. List, as applicable.

(b)       Each certificate representing any of the Voting Shares shall be marked by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON WHO ACCEPTS SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

8.         Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein:

To the Company:                                  Remedent OTC BV

3062 ME Rotterdam
Lichtenauerlaan 102-120

To Remedent:	Remedent, Inc.
Xavier de Cocklaan 42
9831, Deurle
Belgium
Attn: Chief Executive Officer

To Mr. List:	Boerestraat 13, 9850-Hansbeke,
Belgium

9.         Severability. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

10.       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands, without regard to conflicts of laws principles. The courts of Amsterdam shall have exclusive jurisdiction over any disputes hereunder.

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11.       Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such parts, and all of which together shall constitute one instrument.

12.       Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties regarding the subject matter hereof.

13.       Authorities. Each party represents and warrants that such party has full power to execute, deliver and perform this Agreement, which has been duly executed and delivered by and evidences the valid and binding obligations of such party enforceable in accordance with terms.

14.       Third Party Stipulation. The undertakings of the parties hereunder shall also be deemed to establish an irrevocable thrid party stipulation (derdenbeding) as referred to in section 6:253 Dutch Civil Code in favor of Concordia Fund B.V. for as long as the latter person is a shareholder in Sylphar Holding B.V. By signing this agreement the parties acknowledge that the terms hereof have been accepted for that purpose by Concordia.

15.       Specific Performance. The parties hereto agree that any violation or threatened violation of this Agreement will cause irreparable injury to the parties thus entitling the party against whom a breach occurred or was threatened to obtain injunctive relief, in addition to all legal remedies.

16.       Additional Shares. Share capital of the Company issued in exchange for any of the Voting Shares defined by Section 1 of this Agreement or as a result of any stock dividend, stock split or the like shall be deemed “Voting Shares” subject to the Agreement.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned or their respective duly authorized officers or representatives have executed this Agreement effective upon the date set forth above.

“COMPANY”

Remedent OTC BV,

a company formed under the laws of Belgium

By: /s/ Robin List
Name: Robin List
Title: Managing Director

“REMEDENT” Remedent, Inc., a Nevada corporation By: /s/ Guy de Vreese
Name: Guy De Vreese
Title: Chairman

“Mr. List”
/s/ Robin List
Robin List

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